Exhibit 10(a)

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of May 13, 2015 (this “Amendment”), is entered into among WD-40 COMPANY, a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto (together with the Borrower, each a “Loan Party” and collectively the “Loan Parties”) and BANK OF AMERICA, N.A. (the “Lender”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (defined below).

RECITALS

A.The Loan Parties and the Lender entered into that certain Credit Agreement dated as of June 17, 2011 (as amended and modified from time to time, the “Credit Agreement”).

B.The parties hereto have agreed to amend the Credit Agreement as provided herein.

C.In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.Amendments.

(a)	Section 1.01 of the Credit Agreement is amended by adding the following definitions thereto in the appropriate alphabetical order:

“Autoborrow Agreement” has the meaning specified in Section 2.02(d).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Company or a Subsidiary (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or such Subsidiary or is limited in recourse; (e) all Attributable Indebtedness; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges for the most recently completed four fiscal quarters.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.10 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each Business Day.  The rate will be adjusted on each Business Day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Lender) for Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Lender will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Lender from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Lender.  If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Sanction(s) “ means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Second Amendment Effective Date” means May 13, 2015.

“Specified Loan Party” has the meaning specified in Section 4.10.

“Sublimit 1” has the meaning specified in Section 2.02(d).

“Sublimit 2” has the meaning specified in Section 2.02(d).

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(b)	The following definitions contained in Section 1.01 of the Credit Agreement are amended and restated to read as follows:

“Applicable Rate” means, as of any date of determination, the following percentages per annum:

Letter of Credit Fee	Prime Rate Loans	LIBOR Rate Loans	Commitment Fee
0.85%	0.00%	0.85%	0.125%

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) any impairment charges related to goodwill and other intangible assets and (e) non-cash stock-based compensation expense.

“Guarantors” means, collectively (a) each Domestic Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.13 or otherwise, and (c) with respect to (i) Obligations owing by the Designated Borrowers, (ii) Obligations under any Swap Contract, (iii) Obligations under any Treasury Management Agreement and (iv) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.10) under the Guaranty, the Company, and (d) the successors and permitted assigns of the foregoing.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three, six or twelve months thereafter, as selected by the applicable Borrower in its Loan Notice.  The first day of an Interest Period must be a Business Day.  The last day of the Interest Period and the actual number of days during the Interest Period will be determined by the Lender using the practices of the London inter-bank market.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) Sublimit 2 of the Revolving Commitment and (b) $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, Sublimit 2 under the Revolving Commitment.

“LIBOR Rate” means for any Interest Period with respect to any LIBOR Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the London Interbank Offered Rate for such LIBOR Rate Loan for such Interest Period by (ii) one minus the LIBOR Reserve Percentage for such LIBOR Rate Loan for such Interest Period.  In no event shall the LIBOR Rate be less than 0% per annum.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) each Issuer Document, (d) each Joinder Agreement, (e) each Designated Borrower Joinder Agreement, (f) any agreement creating or perfecting rights in Cash Collateral and (g) any Autoborrow Agreement.

“London Interbank Offered Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable successor rate, as published by Bloomberg (or such other commercially available source providing such quotations as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest.

“Maturity Date” means May 13, 2020; provided,  however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party or any Subsidiary and the Lender or any Affiliate of the Lender and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and the Lender or any Affiliate of the Lender; provided,  however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Revolving Commitment” means the Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed ONE HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000).

(c)	Section 2.01 of the Credit Agreement is hereby amended to read as follows:

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period; provided,  however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitment.  Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Prime Rate Loans or LIBOR Rate Loans, as further provided herein, or may be made pursuant to an Autoborrow Agreement as contemplated in Section 2.02(d).

The Company shall have the right, upon at least ten Business Days’ prior written notice to the Lender, to request an increase to the Revolving Commitment by up to $25,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) the Lender shall have consented to such increase and shall have received all necessary internal approvals;

(ii) no Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii) the representations and warranties set forth in Article VI shall be true and correct on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(iv) the Lender shall have received all documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Lender.

In the event that the Lender is not able to provide any such increase, the Company may seek to obtain such increase from another bank that would qualify as Eligible Assignee and is reasonably acceptable to the Lender.  Such institution shall execute and deliver such documentation evidencing its commitment and its obligations under this Agreement in form and substance acceptable to the Lender, and the Lender and the Loan Parties shall enter into an amendment to this Agreement as is necessary to accommodate multiple lenders in accordance with the Lender’s legal, operational and administrative requirements.

(d)	Section 2.02(c) of the Credit Agreement is hereby amended to read as follows and a new Section 2.02(d) is hereby added to the Credit Agreement to read as follows:

(c)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Rate Loan.  During the existence of an Event of Default, no Loans may be converted to or continued as LIBOR Rate Loans with an Interest Period greater than one month without the consent of the Lender and the Lender may demand that any or all of the then outstanding LIBOR Rate Loans denominated in Dollars be converted immediately to Prime Rate Loans.

(d) Autoborrow.  Notwithstanding anything contained herein to the contrary, in order to facilitate borrowings of Revolving Loans in Dollars by the Company, in its capacity as a Borrower, the Company and the Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow agreement in form and substance satisfactory to the Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Lender to the Company of Revolving Loans in Dollars under the conditions set forth in such Autoborrow Agreement, which shall be in addition to the conditions set forth herein.  At any time an Autoborrow Agreement is in effect, (i) the Revolving Commitment shall be divided into two sublimits as follows:  (A) “Sublimit 1” shall be the amount of the Revolving Commitment that is subject to such Autoborrow Agreement (as specified therein) and (B) “Sublimit 2” shall be the amount of the Revolving Commitment that is not subject to such Autoborrow Agreement; (ii)  the requirements for Revolving Loan borrowings set forth herein shall not apply to Revolving Loan borrowings under Sublimit 1, and all such Revolving Loan borrowings and repayments shall be made in accordance with the Autoborrow Agreement; and (iii)  the requirements for Revolving Loan borrowings set forth herein shall apply to Revolving Loan borrowings under Sublimit 2.

(e)	Subclause (y) appearing in Section 2.03(a)(i) of the Credit Agreement is hereby amended to read as follows:

(y) the Total Revolving Outstandings shall not exceed Sublimit 2 under the Revolving Commitment

(f)	A new Section 2.05(c) is hereby added to the Credit Agreement to read as follows:

(c)Autoborrow.

Notwithstanding anything to the contrary in this Agreement, if any time an Autoborrow Agreement is in effect, prepayments of the Revolving Loans made pursuant thereto shall be made in accordance with the terms of such Autoborrow Agreement.  The Borrowers shall also make such prepayments as are necessary so that the Total Revolving Outstandings attributable to Sublimit 2 (as described in Section 2.02(d)) do not exceed Sublimit 2.

(g)	Subclause (iv) appearing in Section 2.06 of the Credit Agreement is hereby amended to read as follows:

(iv) if, after giving effect to any reduction of the Revolving Commitment the Letter of Credit Sublimit exceeds the amount of Sublimit 2 of the Revolving Commitment, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess

(h)	Section 2.08(a) of the Credit Agreement is hereby amended to read as follows:

(a)Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Rate plus

(in the case of a LIBOR Rate Loan which is lent from the applicable Lender’s Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate; and (iii) each Revolving Loan made pursuant to an Autoborrow Agreement shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate applicable to LIBOR Rate Loans.

(i)	The last sentence of Section 2.09 of the Credit Agreement is hereby deleted.

(j)	A new Section 4.10 is hereby added to the Credit Agreement to read as follows:

4.10Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby  jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

(k)	Section 5.02 of the Credit Agreement is hereby amended to read as follows:

5.02Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e)If the applicable Borrower is a Designated Borrower, such Borrower shall have been designated as a Designated Borrower pursuant to Section 2.13.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

(l)	A new Section 6.21 is hereby added to the Credit Agreement to read as follows:

6.21OFAC; Anti-Corruption Laws.

(a)None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(m)	A new Section 7.15 is hereby added to the Credit Agreement to read as follows:

7.15Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

(n)	Section 8.06(d) of the Credit Agreement is hereby amended to read as follows:

(d)so long as no Default exists immediately prior and after giving effect thereto, the Company may repurchase shares of its capital stock in an aggregate amount not to exceed $125,000,000 during the period from and including the Second Amendment Effective Date to the Maturity Date.

(o)	Section 8.11(b) of the Credit Agreement is hereby amended to read as follows and a new Section 8.11(c) is hereby added to the Credit Agreement to read as follows:

(b)Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(c)Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.

(p)	The first sentence of Section 8.15 of the Credit Agreement is hereby amended to read as follows:

Permit Consolidated Capital Expenditures to exceed (a) $8,200,000 for the fiscal year ending August, 31, 2015 and (b) $7,500,000 for each fiscal year thereafter.

(q)	A new Section 8.17 is hereby added to the Credit Agreement to read as follows:

8.17Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by the Lender of Sanctions.

(b)Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

(r)	Section 9.01(l) of the Credit Agreement is hereby deleted and Section 9.01(k) of the Credit Agreement is hereby amended to read as follows:

(k)Change of Control.  There occurs any Change of Control.

2.Effectiveness; Conditions Precedent.  This Amendment shall be effective, as of the date hereof, upon satisfaction of the following conditions precedent:

(a)The Lender shall have received copies of this Amendment duly executed by the Loan Parties.

(b)The Lender shall have received (i) such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which each Loan Party is a party; (ii) a certificate from the Responsible Officers of the Loan Parties certifying that the Organization Documents delivered on the Closing Date have not changed and are in full force an effect and (iii) such documents and certifications as the Lender may reasonably require to evidence that  each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization.

(c)Receipt by the Lender of a favorable opinion of legal counsel to the Loan Parties in form and substance reasonably satisfactory to the Lender.

(d)Receipt by the Lender of all fees and expenses owed by the Loan Parties to the Lender.

(e)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender in connection with this Amendment (directly to such counsel if requested by the Lender).

4.Ratification of Loan Documents.  Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents.  This Amendment is a Loan Document.

5.Authority/Enforceability.  Each Loan Party represents and warrants as follows:

(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms.

(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution,

delivery or performance by such Person of this Amendment, or, if such consent is required, it has been obtained.

(d)The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it or any of its Subsidiaries.

6.Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants that after giving effect to this Amendment (a) the representations and warranties of the Loan Party set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof,  except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) no event has occurred and is continuing which constitutes a Default.

7.Counterparts/Telecopy-pdf.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Amendment by telecopy or pdf shall be effective as an original.

8.Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the state of California.

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IN WITNESS WHEREOF,  the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	WD-40 COMPANY, a Delaware corporation
By: /s/ JAY W. REMBOLT
Name: Jay W. Rembolt Title: Vice President, Finance, Treasurer and Chief Financial Officer

GUARANTORS:	WD-40 Manufacturing Company, a California corporation
By: /s/ JAY W. REMBOLT
Name: Jay W. Rembolt Title: Vice President, Finance, Treasurer and Chief Financial Officer

HPD LABORATORIES, INC., a Delaware corporation
By: /s/ JAY W. REMBOLT
Name: Jay W. Rembolt Title: Vice President, Finance, Treasurer and Chief Financial Officer
HEARTLAND CORPORATION, a Kansas corporation
By: /s/ JAY W. REMBOLT
Name: Jay W. Rembolt Title: Vice President, Finance, Treasurer and Chief Financial Officer
WD-40 BIKE COMPANY LLC, a Delaware limited liability company
By: /s/ JAY W. REMBOLT
Name: Jay W. Rembolt Title: Vice President, Finance, Treasurer and Chief Financial Officer

LENDER:	bank of america, n.a., as a Lender
By: /s/ CHRISTOPHER D. PANNACCIULLI
Name: Christopher D. Pannacciulli Title: Senior Vice President